Exhibit 10.50

8 Devonshire Square

London EC2M 4PL

tel: 020 7623 5500

fax: 020 7621 1511

30 January 2008

Strictly Private & Confidential

Addressee Only

S P McGill Esq
Green End Park
Dane End

Ware

Hertfordshire

SG12 0NU

Dear Steve

Re: Pension Arrangements

I am writing to summarise the pension arrangements in place for you. In our letter dated 22 April 2005, the Company had agreed to pay contributions on your behalf to the Aon UK Pension Scheme or to a personal pension plan (PPP) of your choice. The Company contribution payable was a flat amount of £125,000 per annum. You are not required to contribute. Alternatively, you had the option of taking all of Aon’s contributions as a non-pensionable cash supplement net of basic rate tax and employee and employer National Insurance Contributions.

Due to the limits on what could be paid (in accordance with UK pensions legislation at that time) to either the Aon UK Pension Scheme or to a PPP up to 5 April 2006, £26,400 was paid to an AXA PPP (based on the advice given to you by Will Aitken of Aon Consulting) in the 2005/2006 tax year. Contributions exceeding this amount were held by Aon to be paid after 5 April 2006, (as new Pensions legislation came into force in the UK from 6 April 2006), subject to the Annual Allowance (£215,000 for the 2006/2007 tax year).

The US rules on pension contributions are less favourable than the UK and limits are imposed that mean that pension contributions can become taxable in the US if over certain limits. Our understanding is that you were assigned to the US on 1st July 2006 and that your assignment will end on 30th June 2009. £23,605 was paid to your AXA PPP in the 2006/2007 tax year. Contributions exceeding this amount were held by Aon to be paid after your assignment ends on your return to the UK.

Aon Limited

Registered Office: 8 Devonshire Square, London EC2M 4PL

Registered in London No. 210725 • VAT Registration No. 480 8401 48

Aon Limited is authorised and regulated by the Financial Services Authority in respect of insurance mediation activities only

In our letter dated 21 September 2006, the Company set out the pension contribution payment schedule that would apply for the period 1 January 2007 to 6 April 2012. With effect from the 20 September 2007, it is necessary to vary the payment schedule to reflect the change in Company contribution to 25% of your salary. Using your current £550,000 salary from 20 September 2007 and updating the US IRS limit, the following revised schedule applies.

Aon will contribute to your UK pension according to the following schedule over the following six-year period:

1 January 2007	US $ 46,500 versus £125,000 x 262/365 + £550,000

x 25% x 103/365

1 January 2008	US $ 46,500 versus 25% salary

1 January 2009	US $ 46,500 versus 25% salary

1 January 2010	GB £ 245,000 versus 25% salary and back payments

6 April 2010	GB £ 255,000 versus 25% salary and back payments

6 April 2011	GB £ 255,000 versus 25% salary and back payments

6 April 2012	GB £ equal to such balancing amount as is necessary to equal the difference between what has been due and what has been paid subject to the Annual Allowance.

From January 2013 your regular contribution of 25% of salary per annum will be paid monthly. The payments from 2010 to 2012 are subject to HMRC contribution limits (the Annual Allowance) at the time. If any amount remains outstanding over the previous seven-year period this will be paid on 6 April 2013 and on future 6 Aprils as necessary.

Should the US limits increase above the current $46,500 level, we will consider increasing the amount paid in 2008 and 2009.

In addition, if your assignment to the US IRS limits is extended beyond the three-year period or different Annual Allowances are announced for the tax years from 2011/2012 onwards, Aon will agree with you a revised payment schedule if required. Furthermore, a review will be undertaken in 2010 in order that your benefits (including any retained benefits) can be checked against the Lifetime Allowance (which will be £1,800,000 in the 2010/2011 tax year) - a revised payment schedule may also then be required or it may be appropriate to cease contributions.

We believe that you are in possession of an O1 visa in the US. Should your immigration status change in the US and you obtain a Green Card, please let me know.

In order to confirm your acceptance to this agreement please sign the enclosed copy of this letter and then return it to me.

Yours sincerely

/s/ Lynne Stannard
Lynne Stannard

HR Director, Aon Limited

Signed:	/s/ (S P McGill)
(S P McGill)

Date: 4th Feb 2008